UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

Amendment No. 7

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Commission File No. 333-170201

FUTURE ENERGY, CORP.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	41-2281199 (I.R.S. Employer Identification Number)

840 23rd Street,

St. Georges, Quebec G5Y 4N6 Canada

(Address of principal executive offices)

(418) 263-2272

(Registrant’s telephone number)

InCorp Services, Inc.

1411 - 375 N. Stephanie St.

Henderson, Nevada 89014-8909

(Name, address, and telephone number, of agent for service)

As soon as practicable after the registration statement becomes effective

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  X .

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.       .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.       .

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	.	Accelerated filer	.
Non-accelerated filer	. (Do not check if a smaller reporting company)	Smaller reporting company	X .

EXPLANATORY NOTE: We are filing this Amendment (the “Amendment”) to our Registration Statement Amendment No. 6 on Form S-1/A, which was originally filed with the Securities and Exchange Commission (the “SEC”) on February 6, 2012 (the “Prior Amendment”) to include an updated auditor’s consent (the “Auditor Consent”) and legal opinion and consent (the “Legal Opinion”). With the exception of the foregoing items, no other information in the Prior Amendment has changed and this Amendment speaks as of the date hereof.  The updated Auditor Consent is filed as Exhibit 23.1 hereto, and the Legal Opinion is filed as Exhibit 5.1 hereto and both are incorporated herein by this reference.

Part II: Information Not Required in Prospectus

Other Expenses of Issuance & Distribution

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC Registration Fee	$2,264(1)
Accounting/Audit Fees and Expenses	$25,000(1)
Legal Fees and Expenses	$21,000(1)
Blue Sky Fees/Expenses	$0(1)
Transfer Agent Fees	$1500(1)
Miscellaneous Expenses	$200(1)
TOTAL	$49,964.00

(1)

We have estimated these amounts.

Indemnification of Directors and Officers

Nevada corporation law provides that:

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

- to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made:

- by our stockholders;

- by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

- if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

- by court order.

Our articles of incorporation require us to indemnify our directors and officers to the fullest extent permitted under Nevada law.

Our bylaws require us to indemnify any present and former directors, officers, employees, trustees, agents and each person who serves in any such capacities at our request against all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with any threatened or pending action, suit or proceeding brought against such person by reason of the fact that such person was a director, officer, employee, trustees or agents of our company. We will only indemnify such persons if one of the groups set out below determines that such person has conducted themselves in good faith and that such person:

- Reasonably believed that their conduct was in or not opposed to our company’s best interests; or

- With respect to criminal proceedings had no reasonable cause to believe their conduct was unlawful.

Our bylaws also require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our company’s favor by reason of the fact that such person is or was a director, trustee, officer, employee or agent of our company or is or was serving at the request of our company in any such capacities against all expenses (including attorney’s fees) and all amounts paid in settlement actually and reasonably incurred by such person in connection with the settlement or defense of such action or suit. We will only indemnify such persons if one of the groups set out below determined that such person has conducted themselves in good faith and that such person reasonably believed that their conduct was in or not opposed to our company’s best interests. Unless a court otherwise orders, we will not indemnify any such person if such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person’s duty to our company.

The determination to indemnify any such person must be made:

- By our shareholders;

- By our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- If such a quorum is not obtainable, by a majority vote of the directors who were not parties to the action, suit or proceeding; or

- By independent legal counsel in a written opinion.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by us is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Recent Sales of Unregistered Securities

The Company has sold the following securities since inception that were not registered under the Securities Act of 1933:

1.

On June 30, 2010 we issued 4,285,714 (post-split) shares of our common stock to our director George Paquet at a price of $0.001 and 1,428,571 (post-split) shares of our common stock to Melany Paquet at a price of $0.001 per share.  The shares were issued to both subscribers pursuant to Section 4(2) of the Securities Act of 1933 and/or Regulation S of the Securities Act of 1933 on the basis that the subscribers represented to us that they were not a “US Person” as such term is defined in Regulation S.

2.

On July 15, 2010 we issued 714,285 (post-split) shares of our common stock to our director George Paquet at a price of $0.001 per share.  The shares were issued to Mr. Paquet pursuant to Section 4(2) of the Securities Act of 1933 and/or Regulation S of the Securities Act of 1933 on the basis that Mr. Paquet represented to us that he was not a “US Person” as such term is defined in Regulation S.

3.

On December 8, 2010, the Company issued a two-year Promissory Note, in the principal amount of $25,000 to George Paquet, the President of the Company to evidence funds previously loaned by Mr. Paquet to the Company. The $25,000 principal amount underlying the Promissory Note is due and payable on or before December 8, 2012 and accrues interest at the rate of the Royal Bank of Canada Prime Rate plus 2% per annum. The Company made the offer and sale in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933 and/or Regulation S of the Securities Act of 1933 on the basis that Mr. Paquet represented to us that he was not a “US Person” as such term is defined in Regulation S.  No commission was paid in connection with the sale of the promissory note.

4.

On May 16, 2011, the Company issued a one-year Promissory Note, in the principal amount of $5,000 to George Paquet, the President of the Company to evidence funds previously loaned by Mr. Paquet to the Company. The $5,000 principal amount underlying the Promissory Note is due and payable on or before May 16, 2012 and accrues interest at the rate of the Royal Bank of Canada Prime Rate plus 2% per annum. The Company made the offer and sale in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933 and/or Regulation S of the Securities Act of 1933 on the basis that Mr. Paquet represented to us that he was not a “US Person” as such term is defined in Regulation S. No commission was paid in connection with the sale of the promissory note.

5.

On July 13, 2011, the Company issued a one-year Promissory Note, in the principal amount of $10,000 to George Paquet, the President of the Company to evidence funds previously loaned by Mr. Paquet to the Company. The $10,000 principal amount underlying the Promissory Note is due and payable on or before July 13, 2012 and accrues interest at the rate of the Royal Bank of Canada Prime Rate plus 2% per annum. The Company made the offer and sale in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933 and/or Regulation S of the Securities Act of 1933 on the basis that Mr. Paquet represented to us that he was not a “US Person” as such term is defined in Regulation S. No commission was paid in connection with the sale of the promissory note.

6.

On December 14, 2011, the Company issued a one-year Promissory Note, in the principal amount of $10,000 to George Paquet, the President of the Company to evidence funds previously loaned by Mr. Paquet to the Company. The $10,000 principal amount underlying the Promissory Note is due and payable on or before December 14, 2012 and accrues interest at the rate of the Royal Bank of Canada Prime Rate plus 2% per annum. The Company made the offer and sale in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933 and/or Regulation S of the Securities Act of 1933 on the basis that Mr. Paquet represented to us that he was not a “US Person” as such term is defined in Regulation S. No commission was paid in connection with the sale of the promissory note.

Undertakings

The undersigned company hereby undertakes that it will:

(1)

file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

(a)

any prospectus required by Section 10(a)(3) of the Securities Act;

(b)

reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)

any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

(2)

for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)

remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, our company has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against said liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation(2)
3.2	Certificate of Amendment dated October 5, 2010(2)
3.3	Bylaws(2)
4.1	Specimen Stock Certificate(2)
4.2	Class A Warrant Certificate(2)
4.3	Class B Warrant Certificate(2)
4.4	Unit Certificate(2)
4.5	Class A Warrant Agreement(2)
4.6	Class B Warrant Agreement(2)
4.7	Unit Subscription Agreement(2)
5.1	Opinion of Carrillo Huettel, LLP(1)
10.1	Assignment Agreement dated July 25, 2010 between Tim Cooksey Oil and Future Energy, Corp. (2)
10.2	Operating Agreement dated July 14, 2010 between Tim Cooksey Oil and Future Energy, Corp. (2)
10.3	Assignment Agreement between JKV Oil Development and Future Energy, Corp. (2)
10.4	Promissory Note between the Company and George Paquet.(2)
10.5	Promissory Note between the Company and George Paquet dated May 16, 2011. (2)
10.6	Promissory Note between the Company and George Paquet dated July 13, 2011. (2)
10.7	Promissory Note between the Company and George Paquet dated December 14, 2011. (2)
23.1	Consent of Malone Bailey LLP(1)
23.2	Consent of Carrillo Huettel, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (see below) (1)
99.1	Consent of Mr. James L. Eader(2)
99.2	Drilling Permits for Charles Prior Project and Sesser Wells(2)

(1)   Filed herewith

(2)   Filed previously.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of St. Georges, Province of Quebec, Canada, on March 8, 2012.

FUTURE ENERGY, CORP.

By: /s/ George Paquet

George Paquet

President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer, and Director

Date:  March 8, 2012

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints George Paquet as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ George Paquet

        George Paquet

        President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer, and Director

Date:  March 8, 2012

By: /s/ Melany Paquet

        Melany Paquet

        Vice President and Director

Date:   March 8, 2012

By: /s/ Mike Anderson

       Mike Anderson

       Director

Date:   March 8, 2012

By: /s/ Jefferson K. Villines

       Jefferson K. Villines

       Director

Date: March 8, 2012

EXHIBIT INDEX

Exhibit Number	Description
3.1	Articles of Incorporation(2)
3.2	Certificate of Amendment dated October 5, 2010(2)
3.3	Bylaws(2)
4.1	Specimen Stock Certificate(2)
4.2	Class A Warrant Certificate(2)
4.3	Class B Warrant Certificate(2)
4.4	Unit Certificate(2)
4.5	Class A Warrant Agreement(2)
4.6	Class B Warrant Agreement(2)
4.7	Unit Subscription Agreement(2)
5.1	Opinion of Carrillo Huettel, LLP(1)
10.1	Assignment Agreement dated July 25, 2010 between Tim Cooksey Oil and Future Energy, Corp. (2)
10.2	Operating Agreement dated July 14, 2010 between Tim Cooksey Oil and Future Energy, Corp. (2)
10.3	Assignment Agreement between JKV Oil Development and Future Energy, Corp. (2)
10.4	Promissory Note between the Company and George Paquet.(2)
10.5	Promissory Note between the Company and George Paquet dated May 16, 2011. (2)
10.6	Promissory Note between the Company and George Paquet dated July 13, 2011. (2)
10.7	Promissory Note between the Company and George Paquet dated December 14, 2011. (2)
23.1	Consent of Malone Bailey LLP(1)
23.2	Consent of Carrillo Huettel, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (see below) (1)
99.1	Consent of Mr. James L. Eader(2)
99.2	Drilling Permits for Charles Prior Project and Sesser Wells(2)

(1)   Filed herewith

(2)   Filed previously.